EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group® Government Fund of our reports dated September 17, 2019, relating to the financial statements and financial highlights, which appear in Delaware Emerging Markets Debt Fund and Delaware Strategic Income Fund’s Annual Reports on Form N-CSR for the year ended July 31, 2019. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 25, 2019